FOR IMMEDIATE RELEASE

Orient Paper, Inc. Reports Second Quarter 2014 Results

BAODING, Hebei, China – August 13, 2014 - Orient Paper, Inc. (NYSE MKT: ONP) (“Orient Paper” or the “Company”), a leading manufacturer and distributor of diversified paper products in North China, today announced unaudited financial results for the second quarter ended June 30, 2014.

Financial Highlights:

US$ million	2Q 2014	YOY Change		1H 2014	YOY Change
Revenue	37.8	+14.5%		63.6	+20.5%
- Regular Corrugating Medium Paper* (“Regular CMP”)	24.2	+17.8%		41.3	+24.6%
- Light-Weight CMP**	1.5	N/A		1.5	N/A
- Offset Printing Paper	11.0	-2.3%		18.4	+3.7%
Gross profit	6.1	+0.4%		10.8	+39.6%
Gross margin	16.2%	-2.3	pp	17.0%	+2.3pp
- Regular CMP*	14.3%	-5.8	pp	15.0%	-0.7	pp
- Light-Weight CMP**	22.8%	N/A		22.8%	N/A
- Offset Printing Paper	19.3%	+3.4pp		20.1%	+7.0pp
Operating income	5.1	-1.5%		8.9	49.3%
Net income	3.6	-2.3%		6.1	54.2%
EBITDA	7.0	-2.8%		12.8	36.2%

 Note:

*Products from PM6 only

**Products of 60 gram/square meter CMP from PM1 only

Pp represents percentage points.

 Key Highlights for Second Quarter 2014:

•	Monthly utilization rate of PM6 consistently high at approximately 75% throughout Q2
•	Revenue up 14.5% YoY while no significant change in gross profit YoY due to lower ASP for Regular CMP
•	Achieved early completion of PM1 renovation in April and production ramp up in June
•	Debt-asset ratio maintained at level well-below industry average despite challenges in optimizing the working capital needs
•	Reiterated full year guidance for 2014 maintained

Mr. Zhenyong Liu, Chairman and Chief Executive Officer of Orient Paper, commented, “With the successful ramp up of PM6 giving rise to a 24% increase in production volumes of our Regular CMP, the Company has reported a strong revenue growth for the second quarter of 2014.  In addition, we are pleased with the performance of the newly launched PM1 after our modernization program, which has produced and sold 4,215 tonnes of Light-Weight CMP although it has only been in operation for just more than a month.”

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“While the consolidation in the domestic paper manufacturing sector will continue, we expect market conditions to improve in the second half of 2014. Orient Paper remains committed to establishing a track record for solid financial performance, and we will focus on the ramp up of both PM6 and PM1, executing the expansion plan while carefully managing our working capital needs in the second half of the year.  With Regular CMP product prices making a mild recovery in July from the second quarter, we reiterate our commitment to meeting our full year 2014 guidance,” added Mr. Liu.

Financial Review:

Quarter ended June 2014 Financial Results compared with quarter ended June 2013

Changes in revenues, sales volumes, and Average Selling Prices (“ASPs”) for 2Q 2014 are presented as follows:

	Sales Volumes (Tonnes)	YOY Change	Revenue (US$ millions)	YOY Change	ASP (US$)	YOY Change
- Regular CMP*	67,773	+23.2%	24.2	+17.8%	358	-4.3%
- Light-Weight CMP**	4,215	N/A	1.5	N/A	362	N/A
- Offset Printing Paper	16,013	-2.5%	11.0	-2.3%	687	0.1%

Note:

*Products from PM6 only

**Products of 60 gram/square meter CMP from PM1 only

Revenue

Total Revenue in the second quarter of 2014 was $37.8 million, increased 14.5% from $33.0 million.

Corrugating Medium Paper (“CMP”)

-	Revenue from CMP increased 25.2% to $25.8 million, representing 68.1% of total revenue. The increase was mainly attributable to the ramp up of Regular CMP production at PM6 throughout the second quarter of 2014 and the commencement of commercial production of the newly renovated PM1, which produces Light-Weight CMP.
-	Of the total CMP sales, $1.5 million was generated by Light-Weight CMP, and $24.2 million was generated by the Regular CMP.
-	Total volumes sold were up 30.8% to 71,988 tonnes. Volumes sold for Regular CMP were up 23.2% to 67,773 tonnes and volume sold for the new Light-Weight CMP totaled 4,215 tonnes.
-	ASP for Regular CMP decreased 4.3% to $358/tonne. The decrease was due to slower customer demand. ASP for Light-Weight CMP was $362/tonne for the two-month conception period ended June 30, 2014.

Offset Printing Paper

-	Revenue from offset printing paper in the quarter decreased 2.3% to $11.0 million, representing 29.1% of total revenue. The decrease is mainly attributable to a decline in volume.
-	Volumes sold were down 2.5% to 16,013 tonnes.
-	ASP increased 0.1% year-over-year to $687/tonne.

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Digital Photo Paper

-	Revenue from digital photo paper decreased 10.5% to $1.1 million, representing 2.8% of total revenue.
-	Volumes sold dropped 10.4% to 278.6 tonnes, resulting from a slower customer demand.
-	ASP decreased 0.1% year-over-year to $3,866/tonne.

Cost of Sales

Cost of Sales in the second quarter of 2014 was $31.7 million, up 17.7%, primarily due to the increase of sales volumes and increases in raw material cost during the quarter. Costs per tonne for CMP went up by 2.0% to $305, due to the increase in purchase costs of domestic recycled paper board in the period. Costs per tonne for offset printing paper went down by 4.0% to $554.

Gross Profit

Gross profit in the second quarter of 2014 was $6.1 million, which was largely unchanged from the second quarter of 2013.

Overall gross margin in the second quarter of 2014 was 16.2%, down from 18.5% for the second quarter of 2013. Gross profit margins for Regular CMP, Light-Weight CMP, offset printing paper and digital photo paper for the second quarter of 2014 were 14.3%, 22.8%, 19.3% and 18.5% respectively.

Selling, General and Administrative Expenses

Selling, general and administrative expenses (“SG&A”) were $1.0 million for the second quarter of 2014, up 11.6% from $0.9 million for the second quarter of 2013.The increase was mainly due to (1) an increase in facility lease paid to Hebei Fangsheng, to whom the Company sold its Headquarters Compound buildings with a leaseback, (2) an increase in salary and wage for new staff hired, and (3) an increase in bank services charges for the bank acceptance note financing.

Income from Operations & Operating Margin

Income from operations was $5.1 million for the second quarter of 2014, down 1.5% from$5.2 million in the second quarter of 2013, primarily due to the $102,743 YoY increase in selling, general and administrative expenses over the $22,612 increase in the gross profit for the quarter.

EBITDA

Excluding the impact of net interest expenses, income tax expenses, depreciation and amortization, EBITDA, a non-GAAP measurement, was $7.0 million, which is at a similar level with the second quarter of 2013. See Note 2 hereto for a reconciliation of Net Income to EBITDA.

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Net Income

Net income was $3.6 million, down 2.3% from $3.7 million. Basic and diluted earnings per share for the second quarter of 2014 were $0.19, compared to $0.20 for the corresponding period of 2013.

Cash, Liquidity and Financial Position

As of June 30, 2014, cash and cash equivalents were $4.1 million, compared to $3.1 million at the end of 2013. In the second quarter of 2014, Orient Paper generated net cash flows from operating activities of $20.9 million, representing an increase of 129.0%, from $9.1 million for the corresponding period of 2013.

The net working capital deficit was $8.7 million at the end of June 30, 2014, with $32.2 million of current assets and $40.9 million of current liabilities, including various payables to related parties for $2.4 million. While management believes it can seek additional financing to strengthen our short-term liquidities that are sufficient to satisfy the Company's current liabilities and the capital expenditure needs in the next 12 months, there can be no guarantee that the Company can secure these financial resources. Therefore, the working capital deficit raises a substantial doubt about the ability of the Company to continue as going concern.

As of June 30, 2014, short-term debt was $21.0 million, including notes payable for $12.9 million. Long-term debt was $22.2 million, of which $8.2 million are presented as current portion of long-term obligations under capital lease and $0.1 million as current portion of long-term loans from credit union. Stockholders’ equity totaled $166.1 million, compared to $161.1 million at the end of 2013.

Update on Financing and Debt-restructure

Between July 17 and July 21, 2014, the Company entered into a series of financing agreements with the Commercial Bank of the City of Zhangjiakou, based in the City of Zhangjiakou, Hebei for a total amount of approximately $11.4 million and with terms less than or equal to 12 months.

The Company believes its debt-asset ratio is well within the norms of the domestic paper industry. As of June 30, 2014 its debt-asset ratio was 25.93%. According to www.chinadiaoyan.com, the industry average of debt-asset ratio was 53.06% as of September 30, 2013 for the 20 large paper mills that are publicly listed in China, while the debt-asset ratio of the top six companies had all exceeded 60%.

Operations and Business Updates

PM6 successfully ramped-up

The average utilization rate in the second quarter of 2014 was 75%, compared to 50.4% in the previous quarter. The Company will continue to focus on the ramp up of PM6 in the second half of 2014 to achieve the goal of an average utilization rate of 65%-70% for the full fiscal 2014.

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PM1 launch and ramp-up

As previously announced, the Company launched commercial production of PM1 in the second quarter, producing Light-weight corrugating medium paper based packaging paper (“Light-weight CMP”) with specification of 40 to 80 gram per square meter (“g/s/m”). We have successfully ramped up PM1 production, achieving a total of 4,215 tonnes in the short period of initial production.  PM1’s Light-weight CMP have a wide range of commercial applications. Examples include: the encapsulation of certain insulating materials as a construction material for wall and floor insulation; use in manufacturing moisture-proof packaging materials for transportation of books and magazines; or as the corrugating medium in cardboard for light-weight packaging solutions. Light weight CMP is considered a niche product in the packaging paper market and enjoys a higher margin than conventional CMP. The Company anticipates steady demand from end-users since the supply of this specialty CMP is relatively limited.

Essentially all our PM1 products are 60g/s/m CMP used for packaging paper at this time. However, the Company has begun selling 60g/s/m CMP as insulation liner and may switch to other product specifications based on customer demand or changes in market condition. The annual production capacity of PM1 is expected to increase from approximately 50,000 tonnes to approximately 60,000 tonnes if we continue to ramp up PM1 for producing the 60g/s/m Light-weight CMP, and is now expected to contribute approximately $9 million to $11 million to the Company’s annual revenue for 2014.

Tissue Paper Expansion (PM8 and PM9)

Construction of the factory and infrastructures for the tissue paper production facilities located in the Wei County Industrial Park in Hebei Province has progressed reasonably well. However, due to budget funding delays experienced in the past months, the Company now estimates the completion date of PM8 to be in the second half of 2015. Orient Paper does not expect the delay of PM8 completion to cause any material financial impact on the Company’s 2014 annual earnings, as no significant revenue or net earnings contribution from PM8 was budgeted for the year of 2014.

Relocation of PM4 and PM5

Orient Paper has made the decision to relocate the digital photo paper production lines PM4 and PM5, as well as related equipment, from the workshops currently located in the Headquarters Compound to a new location across the street from the Company’s Xushui Paper Mill (the “Xushui Mill Annex”). PM4 and PM5 will be temporarily shut down in the fourth quarter of 2014 for relocation when the construction of the new workshops and facilities is completed. Digital photo paper production is expected to resume in the second half of 2015. Total cost of the PM4 and PM5 relocation is estimated to be approximately $7.5 million, including the construction costs of new workshops and other buildings at the Xushui Mill Annex.

Government continued to push for industry efficiency and environment conservation

Following the Ministry of Industry and Information Technology’s (“MIIT”) announcement in July 2013 to retire 6.21 million tonnes of outdated and inefficient paper production capacities in China, including 930,800 tonnes in the province of Hebei, the area hardest hit two years in a row, the MIIT announced on July 24, 2014 that 3.97 million tonnes of capacities, including 500,000 tonnes in Hebei Province, will be mandatorily retired by the end of 2014. The government is expected to continue to strictly reinforce the mandatory closure of outdated capacity in 2014 and the next few years. Therefore, the ASPs for CMP and other packaging paper are largely expected to remain stable in the next few quarters.

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As a leading player in the fragmented North China packaging paper segment, Orient Paper is committed to both efficiency and environmental conservation, and believes it is well positioned to take advantage of the mandatory closures to increase market share and further establish its leadership in the industry consolidation.

Full Year 2014 Guidance

The Company maintains its full year guidance for 2014, with revenue ranging between $146 million and $161 million, gross profit ranging between $27 million and $30 million, net income ranging between $15 million and $17 million, and basic and diluted earnings per share between $0.81 and $0.90.

Conference Call

The Company will host a conference call for institutional and retail investors at 8:30 am US Eastern Time (5:30 am US Pacific Time/8:30 pm Beijing Time) on Thursday, August 14, 2014, to discuss its quarterly results and recent business, operational and corporate activities.

To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time:

China: 400-120-0654

Hong Kong: 800-903-737

United States: 1-855-500-8701

International: +65-6723-9385

Passcode: 8104 9682

A replay of this conference call will be available by dialing:

China: 400-632-2162 / 800-870-0205

Hong Kong: 800-963-117

United States: 1-855-452-5696

International: +61-2-9003-4211

Passcode: 8104 9682

The replay will be archived for fourteen days following the earnings announcement until August 29, 2014.

This conference call will be broadcast live over the Internet and can be accessed by all interested parties by clicking on http://www.orientpaperinc.com/. Please access the link at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. A replay will be archived for one year shortly after the call by accessing the same link.

About Orient Paper, Inc.

Orient Paper, Inc. (“Orient Paper”) is a leading paper manufacturer in North China. Using recycled paper as its primary raw material, Orient Paper produces and distributes three types of paper products namely, packaging paper (corrugating medium paper-based), offset printing paper, and other paper products, including digital photo paper and household/tissue paper that the company is currently expanding into.

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With production operations based in Baoding in North China’s Hebei Province, Orient Paper is located strategically close to the Beijing and Tianjin region, home to a growing base of industrial and manufacturing activities and one of the largest markets for paper products consumption in the country.

Orient Paper’s production facilities are controlled and operated by its wholly owned subsidiary Shengde Holdings, Inc., which in turn controls and operates Baoding Shengde Paper Co., Ltd., and Hebei Baoding Orient Paper Milling Co., Ltd for manufacturing digital photo, printing and packaging paper.

Founded in 1996, ONP has been listed on the NYSE MKT Board since December 2009. (Please visit http://www.orientpaperinc.com.)

Note 1: Production Facilities of Orient Paper

PM#	Paper Product	Designed Capacity (tonnes/year)	Location
PM1	Light-Weight CMP	50,000	Xushui County, Baoding city, Hebei province
PM2	Offset printing paper	50,000
PM3	Offset printing paper	40,000
PM4	Digital photo paper	2,500	ONP’s Headquarters Compound
PM5	Digital photo paper	2,500**
PM6	Regular CMP	360,000	Xushui County, Baoding city, Hebei province
PM7*	Specialty paper	10,000
PM8*	Tissue paper	15,000	Economic Development Zone in Wei County, Hebei Province
PM9*	Tissue paper	15,000

*: Paper machines under construction, or in the planning stage.

**: PM4 and PM5 have a total coating capacity of 2,500 tonnes per year.

Note 2:

Reconciliation of Net Income to EBITDA

(Amounts expressed in US$)

(in millions)	For the Three Months Ended June 30		For the Six Months Ended June 30
	2014	2013	2014	2013
Net income	$3.6	$3.7	$6.1	$4.0
Add: Income tax	1.3	1.3	2.3	1.1
Add: Net interest expense	0.2	0.2	0.5	0.4
Add: Depreciation and amortization	1.9	2.0	3.9	3.9
EBITDA	$7.0	$7.2	$12.8	9.4

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Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements, including but not limited to, anticipated revenues from the digital photo paper business segment; the actions and initiatives of current and potential competitors; the Company's ability to introduce new products; the Company's ability to implement the planned capacity expansion of corrugate medium paper; market acceptance of new products; general economic and business conditions; the ability to attract or retain qualified senior management personnel and research and development staff; and other risks detailed in the Company's filings with the Securities and Exchange Commission. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the companies and the industry. The Company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or to changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward looking statements are reasonable, it cannot assure you that its expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results.

For investor and media inquiries, please contact:

Orient Paper, Inc.

T: 1-562-818-3817 E: ir@orientpaperinc.com

FleishmanHillard

T: +852-2530-0228 E: ir@orientpaperinc.com

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ORIENT PAPER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

FOR THE THREE AND SIX MONTHS ENDED

JUNE 30, 2014 AND 2013

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013

Revenues	$37,836,265	$33,038,512	$63,590,129	$52,785,168

Cost of sales	(31,715,258)	(26,940,117)	(52,798,286)	(45,056,536)

Gross Profit	6,121,007	6,098,395	10,791,843	7,728,632

Selling, general and administrative expenses	(989,299)	(886,556)	(1,898,215)	(1,773,722)

Income from Operations	5,131,708	5,211,839	8,893,628	5,954,910

Other Income (Expense):
Interest income	39,451	35,796	44,848	54,789
Interest expense	(268,545)	(252,393)	(543,837)	(478,718)

Income before Income Taxes	4,902,614	4,995,242	8,394,639	5,530,981

Provision for Income Taxes	(1,330,506)	(1,339,106)	(2,289,237)	(1,571,790)

Net Income	3,572,108	3,656,136	6,105,402	3,959,191

Other Comprehensive Income:

Foreign currency translation adjustment	284,824	2,236,487	(1,090,666)	3,200,061

Total Comprehensive Income	$3,856,932	$5,892,623	$5,014,736	$7,159,252

Earnings Per Share:
Basic and Fully Diluted Earnings per Share	$0.19	$0.20	$0.33	$0.21

Weighted Average Number of Shares
Outstanding - Basic and Fully Diluted	18,753,900	18,456,995	18,753,900	18,458,377

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ORIENT PAPER, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF JUNE 30, 2014 AND DECEMBER 31, 2013

(Unaudited)

	June 30,	December 31,
	2014	2013

ASSETS

Current Assets
Cash and cash equivalents	$4,133,362	$3,131,163
Restricted cash	6,403,589	2,454,108
Accounts receivable (net of allowance for doubtful accounts of $70,996 and $67,592 as of June 30, 2014 and December 31, 2013, respectively)	3,478,794	3,327,494
Inventories	12,976,476	11,428,405
Prepayments and other current assets	1,095,486	1,068,031
Assets held for sale	4,103,335	4,130,590
Deferred tax assets - current	24,784	413,537

Total current assets	32,215,826	25,953,328

Prepayment on property, plant and equipment	1,482,252	1,492,098
Property, plant, and equipment, net	187,078,274	178,535,259
Recoverable VAT	3,039,913	3,277,188
Deferred tax asset – non-current	399,262	268,329

Total Assets	$224,215,527	$209,526,202

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Short-term bank loans	$8,126,381	$6,544,288
Current portion of long-term loans from credit union	113,769	1,660,613
Current obligations under capital lease	8,190,597	8,264,795
Accounts payable	6,396,818	926,571
Notes payable	12,904,694	4,908,216
Security deposit from a related party	1,625,276	1,636,072
Due to a related party	145,384	64,546
Accrued payroll and employee benefits	558,892	498,010
Other payables and accrued liabilities	1,958,087	2,651,472
Income taxes payable	929,666	1,218,140

Total current liabilities	40,949,564	28,372,723

Loans from credit union	5,761,604	4,253,788
Loan from a related party	2,373,865	2,389,633
Deferred gain on sale-leaseback	922,092	1,160,271
Long-term obligations under capital lease	8,140,518	12,296,639

Total liabilities	58,147,643	48,473,054

Commitments and Contingencies

Stockholders' Equity
Common stock, 500,000,000 shares authorized, $0.001 par value per share, 18,753,900 and 18,753,900 shares issued and outstanding as of June 30, 2014 and December 31, 2013, respectively	18,754	18,754
Additional paid-in capital	46,909,543	46,909,543
Statutory earnings reserve	6,038,406	6,038,406
Accumulated other comprehensive income	16,055,642	17,146,308
Retained earnings	97,045,539	90,940,137

Total stockholders' equity	166,067,884	161,053,148

Total Liabilities and Stockholders' Equity	$224,215,527	$209,526,202

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ORIENT PAPER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2014 AND 2013

(Unaudited)

	Six Months Ended June 30,
	2014	2013

Cash Flows from Operating Activities:
Net income	$6,105,402	$3,959,191
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,867,694	3,921,450
Recovery from bad debts	3,856	4,370
Reversal of stock-based expense for service received	—	(16,158)
Deferred tax	253,719	(20,155)
Changes in operating assets and liabilities:
Accounts receivable	(177,387)	(253,929)
Prepayments and other current assets	181,904	1,508,193
Inventories	(1,626,046)	1,961,617
Accounts payable	5,485,008	156,755
Notes payable	8,041,543	(3,205,385)
Accrued payroll and employee benefits	63,928	199,139
Other payables and accrued liabilities	(973,661)	1,125,684
Income taxes payable	(280,879)	(192,567)
Net Cash Provided by Operating Activities	20,945,081	9,148,205

Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(25,431)	(161,148)
Payment for construction in progress	(13,444,709)	(24,231,749)
Net Cash Used in Investing Activities	(13,470,140)	(24,392,897)

Cash Flows from Financing Activities:
Proceeds from related party loans	343,500	779,386
Repayment of related party loans	(343,500)	(779,386)
Proceeds from bank loans	4,045,189	—
Repayment of bank loans	(2,417,346)	—
Proceeds from sale-leaseback financing	—	24,158,461
Payment of capital lease obligation	(4,088,678)	(1,348,571)
(Increase in) Release of restricted cash	(3,971,936)	1,602,693
Dividends paid	—	(230,747)
Net Cash (Used in) Provided by Financing Activities	(6,432,771)	24,181,836

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(39,971)	410,828

Net Increase in Cash and Cash Equivalents	1,002,199	9,347,972

Cash and Cash Equivalents - Beginning of Period	3,131,163	13,140,288

Cash and Cash Equivalents - End of Period	$4,133,362	$22,488,260

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest, net of capitalized cost	$467,400	$135,556
Cash paid for income taxes	$2,316,397	$1,784,515

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